UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2010

On2 Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-15117	84-1280679
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3 Corporate Drive, Suite 100
Clifton Park, NY	12065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 348-0099

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On January 7, 2010, On2 Technologies, Inc. (the “Company”), Google Inc. (“Google”), Oxide Inc., a Delaware corporation and a wholly owned subsidiary of Google (“Merger Sub I”) and Oxide LLC, a Delaware limited liability company and a wholly owned subsidiary of Google (“Merger Sub II”) entered into Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Merger, dated as of August 4, 2009, by and among the Company, Google and Merger Sub I (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, as amended, Merger Sub I will be merged with and into the Company and, as a result, the Company will continue as the surviving corporation and a wholly owned subsidiary of Google (the “Merger”).  As soon as practicable thereafter, the Company will merge with and into Merger Sub II and, as a result, Merger Sub II will continue as the surviving entity and a wholly owned subsidiary of Google (the “Second Step Merger” and, taken together with the Merger, the “Integrated Merger”).

Pursuant to the terms of the Merger Agreement, as amended, at the effective time of the Merger, each outstanding share of On2 common stock (other than shares owned by (a) Google, Merger Sub I, Merger Sub II or the Company and (b) any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be cancelled and extinguished and will be automatically converted into the right to receive (i) 0.0010 of a share of Google Class A Common Stock (the “Stock Consideration”), plus (ii) $0.15 per share in cash (the “Cash Consideration” and, taken together with the Stock Consideration, the “Merger Consideration”) plus (iii) cash payable in lieu of a fractional share of Google Class A Common Stock, if any, (after aggregating all fractional shares of Google Class A Common Stock issuable to an On2 stockholder), without interest, determined by multiplying such fraction by the Trading Price, which is defined in the Amendment as the volume weighted-average trading price of a share of Google Class A Common Stock as reported on Nasdaq based on the sales price of every share of Google Class A Common Stock traded during the immediately preceding trading day prior to the closing of the Merger.

The Merger Agreement, as amended, contains (a) representations and warranties of the Company, Google, Merger Sub I and Merger Sub II, including, among others, with respect to corporate organization, capitalization, corporate authority, third party and governmental consents and approvals, reports and regulatory matters, financial statements, and compliance with law; (b) covenants of the Company to conduct its business in the ordinary course and not to take certain actions until the Merger is completed; and (c) covenants of Google and the Company to use their reasonable best efforts to complete the transaction, including making any required filings.  The Company has also agreed not to (i) solicit proposals relating to alternative transactions or (ii) subject to certain exceptions, enter into discussions concerning, or provide confidential information in connection with, any proposals for alternative transactions.

Consummation of the Merger and, where applicable, the Integrated Merger is also subject to conditions to closing, including (a) approval of the Merger Agreement, as amended, by the Company’s stockholders; (b) delivery of customary opinions from counsel to the Company and to Google that the Integrated Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes; (c) the absence of certain legal impediments to the consummation of the Integrated Merger; (d) no more than one of three specified employees of the Company having rescinded or terminated their offers of employment from Google; and (e) subject to certain exceptions, the accuracy of the representations and warranties and compliance with the covenants by each party.

 The foregoing summary of the Amendment, and where applicable, the Merger Agreement, as well as the transactions contemplated thereby, does not purport to be complete and is subject to and qualified in its entirety by, where applicable, the text of the Merger Agreement, which is incorporated by reference into the definitive proxy statement/prospectus, dated November 3, 2009, and the Amendment, which is being filed as Exhibit 2.1 hereto and is incorporated herein by reference.  The Merger Agreement, as amended, should not be read alone, but should instead be read in conjunction with the other information regarding Google, Merger Sub I, Merger Sub II or the Company, the Merger and the Integrated Merger that will be contained in, or incorporated by reference into, the supplement to the definitive proxy statement/prospectus that Google will be filing in connection with the Amendment, as well as in the Forms 10-K, Forms 10-Q and other documents that each of Google and the Company file with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 7, 2010, by and among On2 Technologies, Inc., Google Inc., Oxide Inc. and Oxide LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2010	On2 Technologies, Inc.
	By:	/s/ Matthew Frost
Matthew Frost
Interim Chief Executive Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 7, 2010, by and among On2 Technologies, Inc., Google Inc., Oxide Inc. and Oxide LLC.